Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2005

Contacts:                    Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED SECOND QUARTER 2005 EARNINGS

SECOND QUARTER HIGHLIGHTS

•	Net income of $6.8 million, up 26% from 2nd quarter 2004.
•	Diluted earnings per share of $0.43, up 16% from the prior year.
•	Return on average tangible equity improved to 15.80% from 13.76% for 2nd quarter 2004.
•	Total nonperforming assets decreased 29% from December 31, 2004; allowance for loan losses to nonperforming assets improved to 318%.
•	Total loans were $1.51 billion, an increase of $150.3 million, or 11%, from December 31, 2004
•	University Place branch opened in May, 2005, bringing total offices to 40.

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced earnings for the second quarter 2005 of $6.8 million, up 26% from $5.4 million for the second quarter of 2004. Diluted earnings per share were $0.43, an increase of 16% from $0.37 per share one year ago. Return on average assets and return on average equity for the second quarter 2005 were 1.19% and 12.99%, respectively, compared to 1.17% and 13.75%, respectively, for the same period in 2004.

Melanie Dressel, President and Chief Executive Officer stated, “Our earnings continue to improve as a result of significantly increased loan volume and interest income. The efforts of our lending teams, as well as the economic improvement in our market areas, are reflected in our total loans, which have increased over $150.3 million since the end of 2004 and over $379.5 million from a year ago. Approximately $82 million, or well over 50%, of our growth was in commercial business loans, excluding commercial real estate loans. In addition, we have been able to manage our cost of funds through continued growth in core deposits, which now comprise over 75% of our total deposits.”

“Our focus, as always, is on increasing our share of the market by building full relationships with our customers, providing competitive products, a wide variety of delivery channels and striving to deliver the best possible service,” Ms. Dressel continued. “As a result of these efforts throughout our organization, total revenue for the second quarter 2005 has climbed to $28.5 million, up 25% from $22.8 million for the same period in 2004. For the first six months of 2005, total revenue was $55.4 million, up 24% from $44.8 million for the first six months of 2004.” (Total revenue is defined as net interest income plus noninterest income.)

Net income for the six months ended June 30, 2005 was $13.1 million, an increase of 24% from $10.6 million for the first six months of 2004. On a diluted per share basis, net income was $0.83, compared with $0.73 for the same period last year, an increase of 14%. Return on average assets and return on average equity for the first six months of 2005 were 1.17% and 12.68%, respectively, compared to 1.17% and 13.56%, respectively, for the period in 2004.

Return on average tangible equity for the second quarter 2005 improved to 15.80%, compared to 13.76% for the same period last year. For the first six months of 2005, return on average tangible equity was 15.47%, up from 13.57% for the first six months of 2004. Return on average tangible equity, a non-GAAP performance measure, is used by Columbia’s management in recognition of the goodwill created by the fourth quarter 2004 acquisition of Bank of Astoria, providing a more consistent comparison with pre-acquisition performance.

At June 30, 2005, Columbia’s total assets were $2.33 billion, an increase of 7% from $2.18 billion at December 31, 2004. Total loans were $1.51 billion at June 30, 2005, up 11% from $1.36 billion at year-end 2004. Total deposits increased to $1.90 billion during the first six months of 2005, a 2% increase from December 31, 2004. Core deposits totaled $1.42 billion at June 30, 2005, up 3% from $1.38 billion at the end of 2004.

Second Quarter 2005 Operating Results

Net Interest Income

Net interest income for the 2nd quarter of 2005 was $22.3 million, an increase of $5.4 million, or 32%, compared to $17.0 million for the second quarter 2004. The increase is primarily due to significantly increased loan volumes, rising short-term interest rates, and increased core deposits. Columbia’s net interest margin increased to 4.36% in the second quarter of 2005, from 4.10% for the same period in 2004.

Average interest-earning assets increased to $2.11 billion, or 23%, during the second quarter of 2005, compared with $1.72 billion during the second quarter of 2004. The yield on average interest-earning assets increased 71 basis points to 5.80% during the second quarter of 2005, from 5.09% for the same period in 2004. Average interest-bearing liabilities increased to $1.66 billion from $1.36 billion last year. The cost of average interest-bearing liabilities increased 57 basis points to 1.83% in the second quarter of 2005, compared to 1.26% in the second quarter of 2004.

For the six months ended June 30, 2005, net interest income increased 29% to $43.6 million from $33.8 million for the same period in 2004. During the first six months of 2005, Columbia’s net interest margin increased to 4.36% from 4.17% for the same period of 2004. Average interest-earning assets grew to $2.08 billion during the first six months of 2005, compared with $1.68 billion for the same period of 2004. The yield on average interest-earning assets increased 51 basis points to 5.70% during the first six months of 2005, from 5.19% in 2004. In comparison, average interest-bearing liabilities grew to $1.63 billion compared with $1.32 billion for the first six months of 2004. The cost of average interest-bearing liabilities increased 42 basis points to 1.71% during the first six months of 2005, compared to 1.29% for the same period in 2004.

Noninterest income

Total noninterest income for the 2nd quarter 2005 was $6.1 million, an increase of 4% from $5.9 million a year ago. The increase in noninterest income during the second quarter of 2005 as compared to second quarter 2004 was primarily due to merchant services fees, offset by a decline in mortgage banking fees. Service charges on deposit accounts showed a modest improvement for the 2nd quarter

2005. Total noninterest income for the first six months of 2005 was $11.8 million, an increase of 7% from $11.0 million for the same period of 2004.

Noninterest expense

Noninterest expense for the second quarter of 2005 was $18.5 million, an increase of 22% from $15.2 million for the same period in 2004. This increase was primarily due to the addition of Bank of Astoria during the fourth quarter 2004. The results of operations for Bank of Astoria are not included in the second quarter 2004. Also impacting noninterest expense was the expansion of Columbia’s lending groups, volume-related merchant services processing expenses, as well as data processing and legal and professional services.

Nonperforming Assets and Loan Loss Provision

Provision for loan losses for the second quarter of 2005 was $370,000; the company made no provision for credit losses during the second quarter of 2004. The provision for the 2nd quarter 2005 was a decrease of $520,000 from the first quarter 2005. This decrease in the provision for credit losses over the first quarter reflected a decrease in total net charge offs. Net charge offs in the first quarter of 2005 were $592,000, compared with second quarter net recoveries of $38,000. The decline in losses was primarily the result of declining levels of nonperforming loans, continuing collection efforts and stable economic conditions. Total nonperforming assets declined to $6.5 million at June 30, 2005 from $9.1 million at December 31, 2004 and $6.9 million at June 30, 2004. The ratio of the allowance for credit losses to nonperforming loans was 318% at June 30, 2005, compared with 235% at December 31, 2004 and 359% at June 20, 2004. Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

Expansion Activities

“Our footprint continues to expand as planned,” Ms. Dressel noted. “During the second quarter, we opened a branch in University Place, just south of Tacoma, which has been well received by the community. The response to our newly redesigned website, www.columbiabank.com, has been excellent; the site calls to mind the friendly, full-service feeling of one of our brick-and-mortar branches. We are also pleased with the very positive response from the successful integration of Bank of Astoria, which continues to serve as a base for potential expansion in Oregon.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria, which was acquired October 1, 2004. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.